FOR IMMEDIATE RELEASE For Additional Information

Contact: John S. Sokol

President

(614) 220-5200

DEMOTECH, INC. REAFFIRMS OHIO INDEMNITY COMPANY’S FINANCIAL STABILITY
RATING® OF A”, UNSURPASSED

COLUMBUS, Ohio (July 11, 2005) Ohio Indemnity Company, a wholly-owned subsidiary of Bancinsurance Corporation, today announced that it has been assigned a Financial Stability Rating® (FSR) of A”, Unsurpassed, by Demotech, Inc. (Demotech). This is Demotech’s highest rating and marks the fifth consecutive year it has been assigned to Ohio Indemnity.

The Financial Stability Rating® issued by Demotech, a recognized industry rating firm, is considered to be a leading indicator of property and casualty insurers’ financial stability. Ohio Indemnity’s rating is based on Demotech’s rigorous analysis which establishes an objective baseline for assessing solvency and provides insight into changes in a company’s financial stability. They specifically analyze an insurance company’s ability to maintain positive policyholders’ surplus regardless of the severity of a general economic downturn or deterioration in the insurance underwriting cycle.

John S. Sokol, President, stated, “We are very pleased to have Ohio Indemnity’s Financial Stability Rating® of A”, Unsurpassed, reaffirmed by Demotech. This FSR reflects Ohio Indemnity’s financial strength and ability to service our policyholder obligations. The FSR also enables Ohio Indemnity to place property insurance which would be accepted by the major participants in the secondary mortgage marketplace and mortgage lenders.”

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our Ultimate Loss Insurance®, Creditor Placed Insurance and Guaranteed Auto Protection products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other products include our waste surety bond business and run off of the discontinued bail and immigration bond program.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the forward-looking information in this press release. Such risks, uncertainties and other factors, include but are not limited to, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation and other risk factors described from time to time in the Company’s Securities and Exchange Commission filings. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.